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                                                                    EXHIBIT 11.1

                              CELL PATHWAYS, INC.
                  STATEMENT RE: COMPUTATION OF PRO FORMA NET
                                LOSS PER SHARE


                                          For the Year          For the Six
                                              Ended             Months Ended
                                        December 31, 1996       June 30, 1997
                                        -----------------       -------------

Weighted average common
  shares outstanding                       1,452,607              1,504,734

Preferred shares convertible
  into common                              5,965,687              5,965,687

SAB 83 option shares                         189,839                189,839
SAB 83 warrant shares                         30,512                 30,512
                                          ----------             ----------

                                           7,638,645              7,690,772
                                          ==========             ==========

Net Loss                                 ($4,735,000)           ($3,443,000)

Pro forma net loss per share                   $0.62                  $0.45
                                          ==========             ==========